Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor Relations (602) 494-5328

SOUTHERN COPPER CORPORATION DECLARES DIVIDEND

Phoenix, January 30, 2009 - Southern Copper Corporation (NYSE and LSE: PCU) (SCC), announced today a quarterly dividend of 11.7 cents per share payable on March 30, 2009, to shareholders of record at the close of business on March 11, 2009.

In addition, as part of the $500 million share repurchase program approved by the Board in 2008, Southern Copper has purchased 29.6 million shares of its common stock at an average price of $13.52 per share. With these repurchases the outstanding shareholders have increased their stake in the Company by 3.5%.

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserves of any listed company. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 79.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 20.9% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

PARA SU DIFUSION INMEDIATA
Relaciones con Inversionistas (602) 494-5328

SOUTHERN COPPER CORPORATION DECLARA DIVIDENDOS

Phoenix, 30 de enero, 2009 - Southern Copper Corporation (NYSE y BVL: (PCU) (SCC), anunció hoy el pago de un dividendo trimestral de 11.7 centavos de dólar por acción, pagadero el 30 de marzo de 2009 a los accionistas registrados al cierre de las operaciones del 11 de marzo de 2009.

Adicionalmente, como parte del programa de recompra de acciones por $500 millones aprobado por el Consejo de Administración, Southern Copper ha comprado 29.6 millones de acciones comunes a un precio promedio de $13.52 por acción. Con estas recompras los accionistas han aumentado su participación en la Compañía en 3.5%.

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500- Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

Southern Copper Corporation es uno de los mayores productores mundiales integrados de cobre y tiene las mayores reservas de cobre de cualquier compañía listada en bolsa. SCC es una Compañía listada en las Bolsas de Nueva York y Lima, Perú, cuya propiedad en un 79.1% le pertenece a Grupo México, una compañía mexicana listada en la Bolsa Mexicana de Valores. El 20.9% restante lo mantiene la comunidad internacional de inversionistas. Operamos minas y complejos metalúrgicos en México y Perú y llevamos a cabo actividades de exploración en México, Perú y Chile.
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SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500- Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317